The Bear Stearns Companies Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

Contact:	Elizabeth Ventura (212) 272-9251
John Quinn (212) 272-5934

THE BEAR STEARNS COMPANIES INC.

INCREASES TOTAL SHARE REPURCHASE

AUTHORIZATION FROM $1.5 BILLION TO $2.0 BILLION

NEW YORK –December 14, 2006– The Bear Stearns Companies Inc. (NYSE: BSC) today announced that the Board of Directors of the company approved an amendment to its share repurchase program to allow the company to purchase up to $2.0 billion in aggregate cost of common stock. The amendment supersedes the previous authorization of $1.5 billion. The company acquired approximately $1.24 billion under the previous program. The share repurchase program will be utilized primarily to acquire shares of common stock in order to mitigate the dilutive effect of the company’s stock award plans. The purchases may be made periodically in the open market, through privately negotiated transactions or otherwise.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $66.7 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 13,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s website at http://www.bearstearns.com.